Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Number 33-14615 and Form S-8 Number 333-102808) pertaining to the Hormel Foods Corporation Tax Deferred Investment Plan A of our report dated April 24, 2023, with respect to the financial statements and schedule of the Hormel Foods Corporation Tax Deferred Investment Plan A included in this Annual Report (Form 11-K) for the year ended October 30, 2022.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2023